Exhibit 99.1

Exela Technologies, Inc. Reports First Quarter 2020 Results

Files Form 10-Q for the Three Months Ended March 31, 2020

Conference Call to Discuss Results Scheduled for June 30, 2020 at 5 PM ET

First Quarter 2020 Highlights:

•	Revenue of $365.5 million, a decline of 9.6% on a reported basis and 9.2%(1) on a constant currency basis from Q1 2019
•	Operating loss of $2.2 million
•	EBITDA(2) of $54.6 million
•	Adjusted EBITDA(3) of $44.4 million on a reported basis; $44.5 million on a constant currency basis

Irving, TX– June 30, 2020 – Exela Technologies, Inc. (“Exela” or the “Company”) (NASDAQ: XELA), a location-agnostic global business process automation (“BPA”) leader across numerous industries, announced today that it has filed its Quarterly Report on Form 10-Q for the three months ended March 31, 2020.

“We are pleased to report our first quarter 2020 results, which include revenue above the high-end of our previously announced range. While we expect that the COVID-19 pandemic will impact our 2020 performance, Exela is well positioned to navigate this uncertain environment and emerge a stronger company than before. We have a resilient business model supported by the mission-critical solutions we provide our customers, and our near-shore and off-shore global delivery platform which maintained over 96% of Service Level Agreements to our customers even during COVID-19. As virtually every company in the world is being forced to re-examine their business models and cost structures, Exela is uniquely positioned to help customers address these new challenges through our BPA solutions. These solutions deliver increased operational efficiency and cost reduction through digital transformation and automation. Looking ahead, we remain focused on our initiatives to grow our core lines of business, improve our profit margin and cash flow performance, and increase our liquidity position,” said Ronald Cogburn, Chief Executive Officer of Exela.

First Quarter 2020 Financial Highlights

•	Revenue: Revenue was $365.5 million, a decline of 9.6% from $404.4 million in the first quarter of 2019. Revenue for the Information and Transaction Processing Solutions segment was $284.1 million, a decline of 12.6% year-over-year attributable primarily to exiting contracts and statements of work in late 2019 from certain customers with revenue that we believe was unpredictable, non-recurring and were not a strategic fit to Company’s long-term success or unlikely to achieve the Company’s long-term target margins. Healthcare Solutions revenue was $64.0 million, an increase of 4.4% year-over-year, driven by increased volumes with existing customers. Legal and Loss Prevention Services revenue was $17.3 million, a decline of approximately $0.5 million, or 2.8% from the first quarter of 2019.

Revenue excluding the previously announced low margin contract exit (“LMCE”) and pass through revenues from postage and postage handling with either zero or nominal margins (“pass through revenue”) (4) was $295.7 million in the first quarter of 2020, representing a decrease of 9.6% from $327.1 million in the first quarter of 2019.

83% of first quarter 2020 revenue was earned in the Americas, 15% was in EMEA and 2% was in rest of world.

•	Operating income / (loss): Operating loss for the first quarter of 2020 was $2.2 million, compared with operating income of $16.5 million in the first quarter of 2019. The year-over-year decrease in operating income was primarily attributable to lower revenue and gross profit compared with the first quarter of 2019.

•	Net Loss: Net Loss for the first quarter of 2020 was $12.7 million, compared with a net loss of $32.2 million in the first quarter of 2019. The year-over-year improvement in net loss was primarily due to a $35.0 million non-cash, one-time gain recognized in the first quarter of 2020 related to the sale of the Company’s Tax Benefit Group (“TBG”) business.

•	Adjusted EBITDA: Adjusted EBITDA for the first quarter of 2020 was $44.4 million, compared to $76.4 million in the first quarter of 2019. Adjusted EBITDA margin for the first quarter of 2020 was 12.1% compared to Adjusted EBITDA margin of 18.9% in the first quarter of 2019. The decrease in first quarter 2020 Adjusted EBITDA was mainly driven by lower revenue and gross profit compared with the first quarter of 2019, partially offset by continued realization of savings flow-through.

Adjusted EBITDA margin, based on revenue excluding LMCE and pass through revenue, was 15.0% in the first quarter of 2020, compared with 23.3% in the first quarter of 2019.

•	Capital Expenditures: Capital expenditures for the first quarter of 2020 were 1.3% of revenue compared to 1.8% of revenue in the first quarter of 2019.

•	Common Stock: As of June 26, 2020, there were 147,511,430 total shares of common stock outstanding and an additional 3,923,385 shares of common stock reserved for issuance for our outstanding preferred shares on an as-converted basis.

•	Total employees as of March 31, 2020 were 22,058 as compared to 22,766 as of December 31, 2019.

Balance Sheet: At March 31, 2020, Exela’s total net debt was $1.518 billion.

Debt Reduction and Liquidity Improvement

On November 12, 2019, Exela announced that its Board of Directors adopted a debt reduction and liquidity improvement initiative (“Initiative”), with the goal of increasing the Company’s liquidity to approximately $125.0 to $150.0 million, and repaying debt with a target debt reduction of approximately $150.0 to $200.0 million. In accordance with this Initiative, Exela announced two transactions in the first quarter of 2020.

•	On January 15, 2020, Exela announced that the Company entered into a 5-year, $160.0 million accounts receivable securitization facility to improve liquidity. The facility is for an initial five-year term, may be extended in accordance with its terms, and is incremental to Exela’s existing $100.0 million revolving facility maturing in July 2022.

•	On March 17, 2020, Exela announced the sale of its TBG business for $40.0 million, or approximately 1.93x 2019 revenue. Net of closing costs and adjustments, this transaction resulted in proceeds of $38.2 million. For full year 2019, TBG generated total revenue of $20.7 million. The Company believes it is on schedule for additional divestitures with expected proceeds in the range of $110.0 million to $160.0 million in the aggregate.

Second Quarter and Full Year 2020 Outlook

•	For the second quarter of 2020, Exela currently expects revenue to be in the range of $300.0 million to $305.0 million. The Company's second quarter revenue outlook includes approximately $35.0 million to $40.0 million in negative impact from lower volumes primarily from certain Healthcare and Banking, Financial Services and Insurance clients as a result of the COVID-19 pandemic.

•	The depth and duration of the economic impact from COVID-19 on Exela and its customers’ businesses remains unknown. Given the uncertainties surrounding COVID-19 and its impacts on visibility, Exela has delayed providing financial guidance for full year 2020. However, we do expect the gross profit margins to increase post COVID-19 downdraft as volumes normalize.

(1) – Constant currency is a non-GAAP measure. A reconciliation of constant currency is attached to this release.

(2) – EBITDA is a non-GAAP measure. A reconciliation of EBITDA is attached to this release.

(3) – Adjusted EBITDA is a non-GAAP measure. A reconciliation of Adjusted EBITDA is attached to this release.

(4) – Pass through revenue is defined as postage and postage handling revenue with either zero or nominal margins. LMCE is defined as revenue from the low margin contract exit announced in the third quarter of 2018. A reconciliation of revenue net of pass through revenue and LMCE is attached to this release.

Earnings Conference Call and Audio Webcast

Exela will host a conference call to discuss its first quarter 2020 financial results at 5 p.m. ET on June 30, 2020. To access this call, dial 833-255-2831 or + 412-902-6724 (international). A replay of this conference call will be available through July 7, 2020 at 877-344-7529 or + 412-317-0088 (international). The replay passcode is 10145235. A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.exelatech.com). A supplemental slide presentation that accompanies this call and webcast can be found on the investor relations website (http://investors.exelatech.com/) and will remain available after the call.

About Exela

Exela Technologies, Inc. is a business process automation leader, leveraging a global footprint and proprietary technology to provide digital transformation solutions enhancing quality, productivity, and end-user experience. With decades of expertise operating mission-critical processes, Exela serves a growing roster of more than 4,000 customers throughout 50 countries, including over 60% of the Fortune® 100. With foundational technologies spanning information management, workflow automation, and integrated communications, Exela’s software and services include multi-industry department solution suites addressing finance and accounting, human capital management, and legal management, as well as industry-specific solutions for banking, healthcare, insurance, and public sectors. Through cloud-enabled platforms, built on a configurable stack of automation modules, and over 22,000 employees operating in 23 countries, Exela rapidly deploys integrated technology and operations as an end-to-end digital journey partner.

Find out more at www.exelatech.com

Follow Exela on Twitter: https://twitter.com/exelatech

Follow Exela on LinkedIn: https://www.linkedin.com/company/11174620/

About Non-GAAP Financial Measures: This press release includes constant currency, EBITDA and Adjusted EBITDA, each of which is a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Exela believes that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our financial performance, results of operations and liquidity and allows investors to better understand the trends in our business and to better understand and compare our results. Exela’s board of directors and management use constant currency, EBITDA and Adjusted EBITDA to assess Exela’s financial performance, because it allows them to compare Exela’s operating performance on a consistent basis across periods by removing the effects of Exela’s capital structure (such as varying levels of debt and interest expense, as well as transaction costs resulting from the combination of Quinpario Acquisition Corp. 2, SourceHOV Holdings, Inc. and Novitex Holdings, Inc. on July 12, 2017 (the “Novitex Business Combination”) and capital markets-based activities). Adjusted EBITDA also seeks to remove the effects of integration and related costs to achieve the savings, any expected reduction in operating expenses due to the Novitex Business Combination, asset base (such as depreciation and amortization) and other similar non-routine items outside the control of our management team.  Optimization and restructuring expenses and merger adjustments are primarily related to the implementation of strategic actions and initiatives related to the Novitex Business Combination. All of these costs are variable and dependent upon the nature of the actions being implemented and can vary significantly driven by business needs. Accordingly, due to that significant variability, we exclude these charges since we do not believe they truly reflect our past, current or future operating performance. The constant currency presentation excludes the impact of fluctuations in foreign currency exchange rates. We calculate constant currency revenue and Adjusted EBITDA on a constant currency basis by converting our current-period local currency financial results using the exchange rates from the corresponding prior-period and compare these adjusted amounts to our corresponding prior period reported results. Exela does not consider these non-GAAP measures in isolation or as an alternative to liquidity or financial measures determined in accordance with GAAP. A limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in Exela’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures and therefore the basis of presentation for these measures may not be comparable to similarly-titled measures used by other companies. These non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP. Net loss is the GAAP measure most directly comparable to the non-GAAP measures presented here. For reconciliation of the comparable GAAP measures to these non-GAAP financial measures, see the schedules attached to this release.

Restatement: As described in additional detail in the Explanatory Note to the Company’s Annual Report on Form 10-K filed with the SEC on June 9, 2020 (the “Annual Report”), the Company restated its audited consolidated financial statements in the for the years ended December 31, 2018 and 2017 and its unaudited quarterly results for the first three fiscal quarters in the fiscal year ended December 31, 2019 and each fiscal quarter in the fiscal year ended December 31, 2018 in the Annual Report. Previously filed annual reports on Form 10-K and quarterly reports on Form 10-Q for the periods affected by the restatement have not been amended. See Note 20, Unaudited Quarterly Financial Data, of the Notes to the consolidated financial statements in the Annual Report for the impact of these adjustments on each of the quarterly periods in fiscal 2018 and for the first three quarters of fiscal 2019. All amounts in this release affected by the restatement adjustments reflect such amounts as restated.

Forward-Looking Statements: Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may”, “should”, “would”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “continue”, “future”, “will”, “expect”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding our industry, future events, estimated or anticipated future results and benefits, future opportunities for Exela, and other statements that are not historical facts. These statements are based on the current expectations of Exela management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties, including without limitation those discussed under the heading “Risk Factors” in the Annual Report. In addition, forward-looking statements provide Exela’s expectations, plans or forecasts of future events and views as of the date of this communication. Exela anticipates that subsequent events and developments will cause Exela’s assessments to change. These forward-looking statements should not be relied upon as representing Exela’s assessments as of any date subsequent to the date of this press release.

Exela Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

As of March 31, 2020 and December 31, 2019

(in thousands of United States dollars except share and per share amounts)

	March 31,	December 31,
	2020	2019
	(Unaudited)	(Audited)
Assets
Current assets
Cash and cash equivalents	$113,013	$6,198
Restricted cash	9,563	7,901
Accounts receivable, net of allowance for doubtful accounts of $5,508 and $4,975, respectively	242,757	261,400
Related party receivables	866	716
Inventories, net	17,353	19,047
Prepaid expenses and other current assets	30,271	23,663
Total current assets	413,823	318,925
Property, plant and equipment, net of accumulated depreciation of $180,378 and $176,995, respectively	107,586	113,637
Operating lease right-of-use assets, net	85,983	93,627
Goodwill	358,880	359,771
Intangible assets, net	329,837	342,443
Deferred income tax assets	11,661	12,032
Other noncurrent assets	20,293	17,889
Total assets	$1,328,063	$1,258,324

Liabilities and Stockholders' Equity (Deficit)
Liabilities
Current liabilities
Accounts payables	$74,093	$86,167
Related party payables	1,323	1,740
Income tax payable	2,532	352
Accrued liabilities	116,557	121,553
Accrued compensation and benefits	54,034	48,574
Accrued interest	23,786	48,769
Customer deposits	25,605	27,765
Deferred revenue	18,455	16,282
Obligation for claim payment	40,225	39,156
Current portion of finance lease liabilities	13,214	13,788
Current portion of operating lease liabilities	24,177	25,345
Current portion of long-term debts	36,691	36,490
Total current liabilities	430,692	465,981
Long-term debt, net of current maturities	1,520,619	1,398,385
Finance lease liabilities, net of current portion	16,954	20,272
Pension liabilities	28,600	25,681
Deferred income tax liabilities	7,473	7,996
Long-term income tax liabilities	2,795	2,806
Operating lease liabilities, net of current portion	66,848	73,282
Other long-term liabilities	7,508	6,962
Total liabilities	2,081,489	2,001,365
Commitments and Contingencies (Note 8)

Stockholders' equity (deficit)
Common stock, par value of $0.0001 per share; 1,600,000,000 shares authorized; 154,866,550 shares issued and 147,508,669 shares outstanding at March 31, 2020 and 153,638,836 shares issued and 150,851,689 shares outstanding at December 31, 2019	15	15
Preferred stock, par value of $0.0001 per share; 20,000,000 shares authorized; 3,290,050 shares issued and outstanding at March 31, 2020 and 4,294,233 shares issued and outstanding at December 31, 2019	1	1
Additional paid in capital	445,452	445,452
Less: Common Stock held in treasury, at cost; 7,357,881 shares at March 31, 2020 and 2,787,147 shares at December 31, 2019	(10,949)	(10,949)
Equity-based compensation	50,197	49,336
Accumulated deficit	(1,224,178)	(1,211,508)
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(6,409)	(7,329)
Unrealized pension actuarial losses, net of tax	(7,555)	(8,059)
Total accumulated other comprehensive loss	(13,964)	(15,388)
Total stockholders’ deficit	(753,426)	(743,041)
Total liabilities and stockholders’ deficit	$1,328,063	$1,258,324

Exela Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations for the three months ended March 31, 2020 and 2019

(in thousands of United States dollars except share and per share amounts)

	Three Months Ended March 31,
		2019
	2020	(Restated)
Revenue	$365,451	$404,357
Cost of revenue (exclusive of depreciation and amortization)	292,539	310,601
Selling, general and administrative expenses (exclusive of depreciation and amortization)	50,374	49,677
Related party expense	1,551	998
Operating income (loss)	(2,198)	16,457
Other expense (income), net:
Sundry expense, net	1,082	2,715
Other expense (income), net	(34,657)	1,493
Net loss before income taxes	(10,211)	(27,452)
Income tax expense	(2,459)	(4,720)
Net loss	$(12,670)	$(32,172)
Cumulative dividends for Series A Preferred Stock	1,440	(914)
Net loss attributable to common stockholders	$(11,230)	$(33,086)
Loss per share:
Basic and diluted	$(0.08)	$(0.23)

Exela Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the three months ended March 31, 2020 and 2019

(in thousands of United States dollars unless otherwise stated)

	Three Months Ended March 31,
		2019
	2020	(Restated)
Cash flows from operating activities
Net loss	$(12,670)	$(32,172)
Adjustments to reconcile net loss
Depreciation and amortization	23,185	26,624
Original issue discount and debt issuance cost amortization	3,193	2,852
Provision for doubtful accounts	74	800
Deferred income tax provision	(401)	1,076
Share-based compensation expense	861	2,798
Foreign currency remeasurement	(936)	35
Loss (gain) on sale of assets	(35,246)	54
Fair value adjustment for interest rate swap	845	1,677
Change in operating assets and liabilities, net effect from acquisitions:
Accounts receivable	13,476	(8,742)
Prepaid expenses and other assets	(5,678)	(632)
Accounts payable and accrued liabilities	(21,420)	(33,033)
Related party balances	(568)	(1,551)
Additions to outsource contract costs	(88)	(2,434)
Net cash used in operating activities	(35,373)	(42,648)

Cash flows from investing activities
Purchases of property, plant, and equipment	(3,591)	(5,572)
Additions to internally developed software	(1,153)	(1,879)
Cash paid in acquisition, net of cash received	(3,500)	—
Proceeds from sale of assets	38,222	7
Net cash provided by (used in) investing activities	29,978	(7,444)

Cash flows from financing activities
Repurchases of Common Stock	—	(2,872)
Borrowings from other loans	11,241	6,904
Borrowings under factoring arrangement and A/R Facility	131,591	14,678
Principal repayment on borrowings under factoring arrangement and A/R Facility	(23,042)	(13,560)
Lease terminations	(14)	(45)
Cash paid for debt issuance costs	(2,908)	—
Borrowings from senior secured revolving facility	29,750	51,000
Repayments on senior secured revolving facility	(14,000)	(21,000)
Principal payments on finance lease obligations	(3,187)	(5,077)
Principal repayments on senior secured term loans and other loans	(15,343)	(10,498)
Net cash provided by financing activities	114,088	19,530
Effect of exchange rates on cash	(216)	(32)
Net increase (decrease) in cash and cash equivalents	108,477	(30,594)
Cash, restricted cash, and cash equivalents
Beginning of period	14,099	43,854
End of period	$122,576	$13,260

Supplemental cash flow data:
Income tax payments, net of refunds received	$623	$1,356
Interest paid	61,852	60,573
Noncash investing and financing activities:
Assets acquired through right-of-use arrangements	270	4,097
Accrued capital expenditures	1,565	809

Exela Technologies

Schedule 1: First Quarter 2020 vs. First Quarter 2019 Financial Performance

$ in millions	Q1'20	Q1'19	Change ($)
Information and Transaction Processing Solutions	284.1	325.2	(41.1)
Healthcare Solutions	64.0	61.3	2.7
Legal and Loss Prevention Services	17.3	17.8	(0.5)
Total Revenue	365.5	404.4	(38.9)
% change	-10%	3%

Cost of revenue (exclusive of depreciation and amortization)	292.5	310.6	(18.1)
Gross profit	72.9	93.8	(20.8)
% change	-22%	-5%
as a % of revenue	20%	23%

SG&A	50.4	49.7	0.7
Depreciation and amortization	23.2	26.6	(3.4)
Impairment of goodwill and other intangible assets	-	-	-
Related party expense	1.6	1.0	0.6
Operating (loss) income	(2.2)	16.5	(18.7)
as a % of revenue	1%	4%

Interest expense, net	41.6	39.7	1.9
Loss on extinguishment of debt	-	-	-
Sundry expense (income) & Other income, net	(33.6)	4.2	(37.8)
Net loss before income taxes	(10.2)	(27.5)	17.2
Income tax expense (benefit)	2.5	4.7	(2.3)
Net income (loss)	(12.7)	(32.2)	19.5
as a % of revenue	-3%	-8%

Depreciation and amortization	23.2	26.6	(3.4)
Interest expense, net	41.6	39.7	1.9
Income tax expense (benefit)	2.5	4.7	(2.3)
EBITDA	54.6	38.9	15.7
as a % of revenue	15%	10%

EBITDA Adjustments
1 Gain / loss on derivative instruments	0.8	1.7	(0.8)
2 Non-Cash and Other Charges	(28.5)	11.1	(39.7)
3 Transaction and integration costs	4.4	1.0	3.4
4 Optimization and restructuring expenses	13.1	23.7	(10.5)
Adjusted EBITDA	44.4	76.4	(32.0)
% change	-42%	10%
as a % of revenue	12%	19%	-7%

Exela Technologies

Schedule 2: Reconciliation of Adjusted EBITDA and constant currency revenues

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

Non-GAAP constant currency revenue reconciliation

	Three months ended
($ in millions)	31-Mar-20	31-Mar-19
Revenues, as reported (GAAP)	$365.5	$404.4
Foreign currency exchange impact (1)	1.8
Revenues, at constant currency (Non-GAAP)	$367.2	$404.4

(1) Constant currency excludes the impact of foreign currency fluctuations and is computed by applying the average exchange rates for the three months ended March 31, 2019, to the revenues during the corresponding period in 2020.

Reconciliation of Adjusted EBITDA

	Three months ended
($ in millions)	31-Mar-20	31-Mar-19
Net loss (GAAP)	($12.7)	($32.2)
Interest expense	41.6	39.7
Taxes	2.5	4.7
Depreciation and amortization	23.2	26.6
EBITDA (Non-GAAP)	$54.6	$38.9
Transaction and integration costs	4.4	1.0
Optimization and restructuring expenses	13.1	23.7
Gain / loss on derivative instruments	0.8	1.7
Other Charges	(28.5)	11.1
Adjusted EBITDA (Non-GAAP)	$44.4	$76.4
Foreign currency exchange impact (1)	0.1
Adjusted EBITDA, at constant currency (Non-GAAP)	$44.5	$76.4

(1) Constant currency excludes the impact of foreign currency fluctuations and is computed by applying the average exchange rates for the three months ended March 31, 2019, to the adjusted EBITDA during the corresponding period in 2020.

Schedule 3: Non-GAAP Revenue reconciliation & Adjusted EBITDA margin on Revenue net of pass through & LMCE

Non-GAAP revenue reconciliation & Adjusted EBITDA margin on revenue net of pass through & LMCE

	Three months ended
($ in millions)	31-Mar-20	31-Mar-19
Revenues, as reported (GAAP)	$365.5	$404.4
(-) Postage & postage handling	69.7	75.5
Revenue - Net of pass through (Non-GAAP)	$295.7	$328.9
(-) LMCE	-	1.8
Revenue - Net of pass through & LMCE (Non-GAAP)	$295.7	$327.1
Revenue growth %	(9.6%)

Adjusted EBITDA (Non-GAAP)	$44.4	$76.4

Adjusted EBITDA margin	15.0%	23.3%

Media Contact: Kevin McLaughlin

E: kevin.mclaughlin@icrinc.com

T: 646-277-1234

Investor Contact: William Maina

E: IR@exelatech.com

T: 646-277-1236